UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: November 22, 2011
Ormat Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State of Incorporation)

001-32347 (Commission File Number)	No. 88-0326081 (I.R.S. Employer Identification No.)

6225 Neil Road, Reno, Nevada (Address of Principal Executive Offices)	89511-1136 (Zip Code)
(775) 356-9029
(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.
On November 22, 2011, Ormat Nevada Inc. (“ONI”), a wholly-owned subsidiary of Ormat Technologies, Inc. (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with Lightning Dock Geothermal HI-01, LLC (“LDG”) in connection with ONI’s financing of an LDG-owned geothermal power facility to be constructed by ONI as an engineering, procurement and construction (“EPC”) contractor in New Mexico (the “Project”). The financing, in an aggregate principal amount not to exceed $66 million, will be extended by ONI and used to finance the Project construction costs under the EPC contract with LDG. The extension of credit under the Credit Agreement will occur in installments during the construction of the Project upon ONI’s completion of specified construction milestones in the value amounts agreed upon by LDG and ONI for each such milestone. The financing and construction of the Project are subject to the fulfillment of customary and other specified conditions precedent.
Absent delays, completion and final acceptance of the Project construction work (“Final Acceptance”) is scheduled to occur approximately two years after the issuance of the Project notice to proceed. Thereafter, the principal amount outstanding under the Credit Agreement will bear interest at an agreed rate, payable monthly in arrears. The credit extended under the Credit Agreement will mature not later than two and one-half years after Final Acceptance, at which time the outstanding principal amount will be due and payable by LDG. If LDG receives a cash grant from the U.S. Department of the Treasury under Section 1603 of the American Recovery and Reinvestment Act of 2009 (or any successor or replacement to such cash grant) with respect to LDG’s investment in the construction of the Project, the cash grant will be paid to ONI upon the Project achieving the minimum capacity generation requirement agreed upon by ONI and LDG as a mandatory prepayment of the outstanding principal amount. Amounts financed by ONI under the Credit Agreement may be reduced or forgiven if, under certain circumstances, the Project does not meet the performance criteria agreed upon by LDG and ONI, or upon the occurrence of an event of default by ONI under the EPC Contract.
The credit extended by ONI to LDG under the Credit Agreement is secured by a first priority perfected security interest in, and real property mortgage lien on, the Project assets of LDG and by a pledge by LDG’s sole member, Los Lobos Renewable Power, LLC, of its membership interests in LDG. The Credit Agreement and related security document contain customary affirmative and negative covenants for LDG, including, among other affirmative covenants, maintenance of the LDG’s geothermal business, corporate existence, insurance, property rights and books and records, and including, among other negative covenants, restrictive covenants that limit, subject to certain exceptions, LDG’s ability to incur other indebtedness, pay distributions, merge or consolidate with another person or grant liens on the collateral securing the indebtedness under the Credit Agreement.
Under the EPC contract, ONI agrees to engineer, procure, and construct, on a turnkey basis, the Project geothermal power generation facility, the gathering systems, and the transmission line. The EPC contract provides for agreed upon liquidated damages and remedies for LDG if there are Project delays or performance issues attributable to ONI. The EPC contract work is scheduled to be released in stages based on LDG’s progress in the well field drilling and development necessary to support the Project. Early engineering will be released as soon as the basic well field characteristics are confirmed in order to maintain the project schedule. Further work will be released based on the progress of the well field development.

Item 8.01.	Other Events.
On November 22, 2011, the Company issued a press release announcing that Ormat Nevada Inc. entered into the Credit Agreement. A copy of the Company’s press release issued in connection therewith is furnished as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
Exhibit 99.1 Press Release of the Company dated November 28, 2011.
Safe Harbor Statement
     Information provided in this report on Form 8-K may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the Company’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORMAT TECHNOLOGIES, INC.
By	/s/ Yehudit Bronicki
	Name:	Yehudit Bronicki
	Title:	Chief Executive Officer

Date: November 28, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press Release of the Company dated November 28, 2011.

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